                         NU HORIZONS ELECTRONICS CORP.
                                   EXHIBIT 11

                    COMPUTATION OF EARNINGS PER COMMON SHARE
                    ----------------------------------------

                                  (Unaudited)

                                                               FOR THE YEAR ENDED
                                                               ------------------

                                                   FEBRUARY          FEBRUARY          FEBRUARY
                                                    28, 1998          28, 1997          29, 1996
                                                  -----------      ------------       ------------
BASIC EARNINGS:
---------------

NET INCOME                                        $ 5,297,991       $ 7,073,560        $ 9,396,301
                                                  ===========      ============       ============

WEIGHTED AVERAGE NUMBER
OF COMMON SHARES OUTSTANDING
                                                    8,753,076         8,732,299          7,903,839
                                                  -----------      ------------       ------------


BASIC EARNINGS PER
COMMON SHARE                                      $       .61       $       .81        $      1.19
                                                  ===========       ===========        ===========

DILUTED EARNINGS:
----------------

Net Income                                        $ 5,297,991       $ 7,073,560        $ 9,396,301

Net (after tax) interest expense related
  to convertible debt                                 340,000           359,289            661,826
                                                  -----------      ------------       ------------

NET INCOME AS ADJUSTED                            $ 5,637,991       $ 7,432,849        $10,058,127
                                                  ===========      ============       ============

SHARES:

Weighted average number of common
  shares outstanding                                8,753,076         8,732,299          7,903,839

Stock options                                       1,361,450         1,302,227            992,972

Assuming Conversion of convertible
  Debt                                                784,333           784,333          1,513,888
                                                  -----------      ------------       ------------

Weighted average number of common
  Shares outstanding as adjusted                   10,898,859        10,818,859         10,410,699
                                                  ===========      ============       ============


DILUTED EARNINGS PER COMMON SHARE
                                                  ===========      ============       ============
                                                  $       .52       $       .69        $       .97
                                                  ===========       ===========        ===========
